Exhibit 21

LIST OF SUBSIDIARIES

The following is a listing of significant subsidiaries 100% owned by Seneca Foods Corporation, directly or indirectly:

Name	State
Marion Foods, Inc.	New York
Seneca Foods L.L.C.	Delaware
Seneca Snack Company	Washington